Exhibit 99.1

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
25 Sawyer Passway, Fitchburg, MA 01420, Phone: 978-345-0180, Fax: 978-342-0168

April 12, 2006

Mr. Jason Chambers
955 Juniper Street, Unit 4331
Atlanta, GA 30309

Dear Mr. Chambers:

       On behalf of the Arrhythmia Research Technology, Inc. (the “Company”) Board of Directors (the “Board”), I am pleased to inform you that the Nominating and Corporate Governance Committee of the Board of Directors has recommended to the Board that you be considered for, and the Board after consideration of your background and qualifications has agreed to extend to you, an offer for appointment as a director of the Company. Subject to your acceptance of the duties as a Class I Director in accordance with the Company’s By-laws and your execution of this letter your initial term of office shall expire at the 2008 Annual Meeting of Stockholders.

       1.     Compensation. As a non-employee director you will receive cash compensation in the amount of $1,000 per month and an annual fee of $1,000 per committee membership, to the extent you are nominated and agree to serve on such committee. Additionally, you will receive $1,000 cash for each meeting (including committee meetings) in which you are present in person and $500 for each meeting (including committee meetings) in which you are present by telephone.

       2.     Company Policies. By your execution hereof, you acknowledge receipt of copies of the Company’s Code of Conduct and Ethics (and to execute the separate Acknowledgement contained as part of the Code) and the Insider Trading and Disclosure Policy, copies of which have been provided to you, as well as the policies of the Board as established from time to time.

       3.     Stock Options. From time to time, you may be granted stock options under one of the Company’s stock option or stock award plans then in effect. If such options are granted they will be subject to the terms and conditions set forth in such plans.

       4.     Indemnification. The Company affords its directors and officers indemnification to the full extent permitted or authorized by the General Corporation Law of the State of Delaware and currently has an indemnity policy covering acts of its directors and officers. It is your responsibility to familiarize yourself with the insurance and indemnification provisions.

       5.     Entire Agreement. This letter supersedes and replaces any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company.

       I sincerely hope that you will accept our offer to join the Board of Directors of the Company and look forward to working with you. You may indicate your agreement with these terms and acceptance of this offer by signing and dating the two enclosed original copies of this letter agreement and returning them to me.

       If you have any questions, please do not hesitate to call me.

Very truly yours,

Arrhythmia Research Technology, Inc.

By: /s/ E.P. Marinos

E. P. Marinos, Chairman of the Board

I have read and accept this offer:

/s/ Jason Chambers

Jason Chambers
Date: April 12, 2006